UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2021

BOA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-40102	85-4252723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Virginia Ave NW,

Suite T23 Management Office

Washington, D.C. 20037

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (888) 211-3261

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-third of one Redeemable Warrant	BOAS.U	The New York Stock Exchange
Class A Common Stock, par value $0.0001 per share	BOAS	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at a price of $11.50 per share	BOAS WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On April 28, 2021, Scott Seligman, the Chairman of the board of directors (the “Board”) of BOA Acquisition Corp. (the “Company”), retired from the Board. Mr. Seligman’s retirement was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

(d) In connection with Mr. Seligman’s retirement, on April 28, 2021 the Board appointed Brian Friedman, the Company’s Chief Executive Officer and Chief Investment Officer, to the Board as a Class III director and Benjamin Friedman, the Company’ Chief Financial Officer and Head of Investor Relations, to the Board as a Class I director. The Board also appointed Brian Friedman to serve as Chairman of the Board.

Brian Friedman, 42, has served as the Company’s Chief Executive Officer and Chief Investment Officer since December 31, 2020. Mr. Friedman has extensive experience in the real estate and investment industry. He is currently the Managing Partner of Foxhall Partners, a private alternative investment firm focused on real estate investments, hospitality management and development in the Washington D.C. area. He oversees all aspects of development and capital raising coordinating Foxhall’s joint-venture operations. In this capacity he developed and owns the Line Hotel, Washington D.C., as well as numerous retail and commercial real estate properties with aggregate transaction values in excess of $3 billion. Mr. Friedman is a Partner at Friedman Capital and leads Friedman’s real estate and special situations investing practice and serves on the board of KeySourceUSA, a generic drug distributor. He is a member of ULI (“Urban Land Institute”) and ICSC (“International Council of Shopping Centers”) and a strategic advisor to Amalgamated Casualty Insurance working on their real estate portfolio. Previously, he was the CIO at First Management Group (FMG), a Maryland based Pension fund advisor and real estate management firm where he led investments in 36 properties across 32 states valued at over $2 billion. Mr. Friedman began his career at KPMG in the Assurance & Business Advisory Services group. He is an active member of the community helping found the non-profit Adams Morgan Youth Leadership Academy and previously served as a board member of Washington Hebrew. He is a non-practicing CPA and received his undergraduate degree and MBA from the Kogod School at American University.

Benjamin Friedman, 31, has served as the Company’s Chief Financial Officer and Head of Investor Relations since December 31, 2020. Mr. Friedman has extensive experience in public and private financial markets, specializing in high yield and distressed investments across sectors and products. Prior to joining the Company, he was a Director and Senior Trader at Citigroup Global Markets leading the high-yield Energy and Utility trading franchise. Previously, he served as a Portfolio Manager at CQS, UK LLP, an $18 billion hedge fund and asset management firm focused on opportunistic credit investments. He was responsible for US high-yield credit hedge fund investments employing a mix of capital structure arbitrage, fundamental credit analysis, and relative value risk strategies to deliver returns. Additionally, he has taken part in a number of complex corporate restructurings and subsequent equity re-organizations. Mr. Friedman also was a member of the long-only multi-asset strategic investment team with over $7 billion in assets under management, managing a dedicated high-yield corporate credit book. He began his career at Bank of America Merrill Lynch on the leveraged finance trading team. He was named to Forbes Top 30 under 30 in 2017. Mr. Friedman received his undergraduate degree from the University of Pennsylvania, graduating Magna Cum Laude.

Both Brian Friedman and Benjamin Friedman hold an indirect economic interest in the Company’s sponsor, Bet on America, LLC (the “Sponsor”). In December 2020, the Sponsor purchased 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. On February 24, 2021, in connection with the upsize of the Company’s initial public offering (“IPO”) the Company effected a stock dividend resulting in an aggregate of 5,750,000 founder shares issued and outstanding, representing an adjusted purchase price of approximately $0.004 per share. At closing of the IPO on February 26, 2021, the Sponsor purchased 6,575,000 private placement warrants from the Company at a purchase price of $1.00 per share.

In connection with the IPO, each of Brian Friedman and Benjamin Friedman entered into an indemnity agreement with the Company, a form of which was filed as an exhibit to the registration statement relating to the IPO (File No. 333-252739). Other than the foregoing, there are no arrangements or understandings between either Brian Friedman or Benjamin Friedman and any other persons pursuant to which either was selected as a director, and there are no other transaction involving either Brian Friedman or Benjamin Friedman requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOA ACQUISITION CORP.

Dated: April 29, 2021	By:	/s/ Benjamin A. Friedman
Name: Benjamin A. Friedman
Title: Chief Financial Officer